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                                                                   EXHIBIT 10.42


                     IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE



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                                      :                  Chapter 11
In re                                 :
                                      :                  Case No. 95-1235(PJW)
LOMAS FINANCIAL CORPORATION           :
LOMAS MORTGAGE USA, INC.,             :
LOMAS INFORMATION SYSTEMS, INC.       :                  Jointly Administered
and LOMAS ADMINISTRATIVE              :
SERVICES, INC.                        :
                                      :
               Debtors.               :
                                      :
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                           AFFIDAVIT OF ERIC D. BOOTH
                         IN SUPPORT OF FIRST DAY ORDERS



STATE OF                  )
                          ) ss:
COUNTY OF                 )


                 ERIC BOOTH, being duly sworn, deposes and says:

                 1. I am Chief Executive Officer of Lomas Financial Corporation ("LFC") and of Lomas Mortgage USA, Inc. ("LMUSA") (together, "Lomas"). I have been employed by Lomas since December 1994. I submit this affidavit in connection with Lomas's Chapter 11 filings and in support of the various orders sought and motions filed with the Court contemporaneously herewith (the "First Day Orders").

                 2. Lomas is in the mortgage banking business, deriving its income principally from fees for servicing
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mortgages which are backed by various governmental or quasi-governmental agencies. The confidence of those agencies, of the financial institutions that originate mortgages and purchase mortgage-backed securities, and ultimately of the homeowners whose mortgages are serviced by LMUSA, are crucial to Lomas's business.

                 3. Since March 1994, in the face of serious financial difficulties, Lomas and its advisors have considered a number of different strategic alternatives, including the sale of the majority of its businesses to a third party. Throughout that period, the size of LMUSA's mortgage servicing portfolio and the related income from mortgage servicing fees have steadily declined while the debt servicing obligations in respect of LFC's and LMUSA's unsecured debts have remained the same.

                 4. Lomas's steadily deteriorating financial condition recently caused the risk of regulatory or investor intervention (threats of which began to occur). Following an extensive marketing effort to sell its entire business enterprise and a draconian expense-reduction program, Lomas agreed in early-September to sell a portion of LMUSA's mortgage servicing business. LFC and LMUSA have now filed petitions for reorganization and are filing a motion seeking the Court's approval of a sale of substantially all of the remaining assets of LMUSA pursuant to section 363(b) of the Bankruptcy Code.




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                                   BACKGROUND

A.       Business of the Debtors

                 5. LFC is a Delaware corporation with its principal executive offices in Dallas, Texas. Through its wholly-owned subsidiary, LMUSA, Lomas has been one of the nation's largest participants in the mortgage banking industry. Lomas has provided mortgage servicing and mortgage-related financial and administrative services since 1894.

                 6. On September 24, 1989, LFC and several affiliates filed petitions for reorganization under Chapter 11 of the Bankruptcy Code, 11 U.S.C. Section 1101, et seq. (the "LFC Reorganization"). LMUSA did not file a bankruptcy petition in those cases. LFC's plan of reorganization was confirmed on December 30, 1991 and the plan was consummated on January 31, 1992. Since its emergence from Chapter 11, LFC has been primarily a holding company, and LMUSA has been its principal operating subsidiary.

                 7. On September 30, 1995, LMUSA had outstanding long term unsecured public debt in the aggregate principal amount of $340 million and $38.8 million of debt owed to an insurance company secured by buildings owned by LMUSA. At that date, LFC had outstanding long term unsecured public debt totalling $139.9 million in principal amount.

                 8. For the fiscal years ended June 30, 1995 and 1994, Lomas's continuing operations recorded losses of $104.6 million and $108.5 million, respectively.





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                 9.       The principal line of business of LMUSA is the
servicing on behalf of third-party investors of single-family residential mortgages secured by properties located in all 50 states and the District of Columbia. As mortgage servicer, LMUSA is paid a servicing fee out of each mortgage payment made by a homeowner and receives other ancillary benefits as well. As of June 30, 1995, LMUSA's total combined mortgage servicing portfolio aggregated $41.2 billion in unpaid principal amount and included 680,552 loans.

                 10. LMUSA's mortgage services consist of three categories: "primary servicing" where LMUSA owns the servicing rights; "subservicing" where it provides mortgage servicing on a subcontract basis for other parties who own the servicing rights; and "master servicing" where it provides administrative services for issuers of mortgage- backed securities and monitors the work of primary servicers who own the servicing rights.

                 11. Both primary servicing and subservicing involve collecting monthly mortgage payments, maintaining escrow accounts for the payment of property taxes, hazard insurance and mortgage insurance premiums on behalf of homeowners, remitting payments of principal and interest promptly to investors in the underlying mortgages, reporting to those investors on financial transactions related to such mortgages and generally administering the mortgage loans. The servicing staff also must cause properties to be





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inspected periodically, determine the adequacy of insurance coverage on each property, monitor delinquent accounts for payment, and, in cases of extreme delinquency, institute and complete either appropriate forbearance arrangements or foreclosure proceedings on behalf of investors.

                 12. Because mortgages have a limited term of years and can be prepaid or refinanced, LMUSA's mortgage servicing portfolios "run off" over time. Historically, LMUSA has experienced an annual run-off rate of approximately 14%. Due to such constant run-off, the size of its mortgage servicing portfolios and the related servicing fee income steadily declines unless servicing rights for new mortgages can be acquired or "produced" at the same or a higher rate.

                 13. LMUSA does not "originate" mortgages as depositary institutions and other mortgage banks do. Rather, to replenish its mortgage servicing portfolios, LMUSA acquires servicing rights by (a) buying servicing rights "in bulk" from other institutions, or (b) buying "whole" mortgages from originators and then, through the creation and issuance of mortgage-backed securities, selling the beneficial interest in the mortgages to investors while retaining the right to service the mortgages on the investors' behalf.

                 14. For Lomas buying servicing rights in bulk has generally not been as profitable as "producing" servicing rights by creating mortgage-backed securities. Therefore,





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LMUSA has in recent years been replenishing its mortgage servicing portfolio, in large measure, by creating and issuing mortgage-backed securities and retaining the servicing rights on the underlying mortgages.

                 15. The creation and issuance of mortgage-backed securities generally follows the same basic steps. LMUSA, as issuer, obtains a commitment from a financial institution to purchase a mortgage-backed security from LMUSA with specified terms, including the interest rate paid, the types of mortgages included in the "pool" relating to that security and the type of agency guaranty (or lack thereof, in some instances) obtained with respect to those mortgages. LMUSA acquires whole loans (by buying them from originators) that satisfy the characteristics set forth in the commitment. Then, LMUSA enters into a "guaranty agreement" with respect to the "pool" of mortgages it has assembled with one of the three agencies that operate mortgage-backed securities programs under federal law -- the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") (collectively, the "Agencies"). The securities issued for each pool of mortgages are then sold to investors in the marketplace through the financial institution that made the initial commitment. Investors receive monthly payments of principal and interest as set forth in the securities.





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                 16.      Under the agreements between the Agencies and LMUSA1
LMUSA becomes the servicer of the mortgages, collecting the monthly principal, interest and escrow payments, and remitting in accordance with the requirements of the program. If a mortgagor fails to make a scheduled mortgage payment the servicer is required to advance funds to cover the shortfall so that the investor is paid on time. The guaranteeing Agency steps in to make those payments (or, in some cases, a portion thereof) only if LMUSA defaults.

                 17. As servicer, LMUSA retains bare legal title to the mortgages so that it will be able to perform its servicing functions. The mortgages and related documents are in the possession and control of LMUSA or a third party document custodian. LMUSA, as servicer, also has control of custodial bank accounts through which flow the principal and interest and tax and insurance monies paid by homeowners, usually as joint owner with the related Agency.

                 18. All of these custodial bank accounts are in LMUSA's name, but only as custodian for the homeowners and/or investors who, indirectly, own the beneficial interest in the underlying mortgages. Thus the monies flowing through the custodial accounts are not the property





____________________

     1 LMUSA also services mortgage loans as whole loans or as mortgage-backed securities for a large number of private investors such as financial institutions and insurance companies. Most are documented by written contracts requiring LMUSA to perform the same basic services as LMUSA provides for the Agencies and generally requiring LMUSA to maintain its status as an eligible seller/servicer with the Agencies.



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of LMUSA, which is only acting as custodian for homeowners and/or investors.

                 19. As servicer, LMUSA is obligated to advance funds into the custodial bank accounts primarily to assure that the investors are paid principal and interest on a date certain.

                 20. LMUSA, as servicer, is also obligated to advance funds to cover expenses related to mortgage loans which are "non-performing," e.g., the costs of foreclosure on the mortgaged properties.

                 21. Finally, LMUSA, as servicer, is obligated to advance funds as needed to custodial clearing house accounts to assure that the cash flowing from the "lock box" custodial bank accounts -- the bank accounts in which the underlying mortgage payments (whether by check or wire) are collected -- is sufficient to permit the requisite transfer of funds to the investor custodial bank accounts.

                 22. Except in very limited instances, the various advances made by LMUSA on behalf of the investors are reimbursed to LMUSA either out of the custodial bank accounts, out of individual mortgage or mortgage pool insurance coverage or, in the non-performing loan situation, out of the proceeds of the sale of the mortgaged property.





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B.       LMUSA Suffers from Adverse
         Economic Developments

                 23. Because the confidence of securities brokers and the guaranteeing Agencies is essential to the mortgage-backed securities business, A SELLER/SERVICER CANNOT CONTINUE TO ISSUE MORTGAGE-BACKED SECURITIES IF ITS FINANCIAL HEALTH IS UNCERTAIN. The federal Agencies -- GNMA, FNMA and FHLMC -- will shun an ailing seller/servicer out of concern that the seller/servicer will be unable to meet its payment obligations to investors, increasing the risk that the Agencies' guaranty will be called upon. Brokers will refuse to enter into commitments with an ailing seller/servicer to avoid the risk that the seller/servicer will be unable to deliver the promised mortgage-backed security, thereby forcing the broker to seek a new commitment at a cost that may be less favorable.

                 24. Starting late last year, LMUSA began to lose the confidence of securities brokers and the guaranteeing Agencies, because of its financial decline. Likewise, it began to lose the confidence of its lenders and contract parties, including some of the servicers for which it was doing subservicing.

                 25. Beginning in October 1991, and for the following 35 months, LMUSA experienced an exceptionally high level of refinancings of mortgages in its servicing portfolios, as interest rates fell to levels not seen in nearly thirty years. This unanticipated economic





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environment tripled LMUSA's ordinary portfolio "run-off" rate, with serious consequences for LMUSA's financial condition and its ability to maintain vital working capital.

                 26. In the period from October 1991 through August 1994, as homeowners rushed to take advantage of dramatically lower interest rates, LMUSA's run-off rate increased from an historical 14% to 29% with monthly annualized rates as high as 49%. Because it acquired new mortgage servicing rights primarily by purchasing rather than initiating new mortgages, LMUSA was at a severe financial disadvantage when compared to other mortgage service companies which actually originated mortgage loans and then retained the servicing rights to those mortgages. As a purchaser rather than an originator of new mortgages, LMUSA was required to pay a front-loaded premium for each new loan it bought. Thus, as interest rates continued to fall, LMUSA was forced to expend increasing amounts of capital just to keep its mortgage portfolios, and
its related fee income, at pre-existing levels.   Further, since servicing
rights were booked as assets with average lives of eight to twelve years, the accelerated run-off rate required huge write-downs of LMUSA's servicing rights assets, which in turn caused serious erosion of its net worth.

                 27. The massive refinancing levels spurred by falling interest rates did not slow until August 1994, when interest rates stabilized. During the period October 1991 through August 1994, LMUSA's primary mortgage servicing





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portfolio experienced run-off of approximately $26 billion, which LMUSA managed to substantially replenish over that time.

                 28. Due to its worsening financial condition, however, LMUSA's ability to borrow was hindered, further hastening its financial decline.

                 29. Mortgage servicing companies are particularly dependent upon working capital facilities for a number of reasons. Most notably, mortgage-backed securities require mortgage servicing companies to make principal and interest payments to security holders even if they have not yet been collected from homeowners (and to make up other shortfalls). Historically, LMUSA maintained a $30 million revolving working capital facility that was drawn down by LMUSA each month in order to make principal and interest ("P&I") payments to investors and was repaid by LMUSA shortly thereafter when payments from borrowers were received. LMUSA also maintained a general working capital facility of $25 million. Recently, the lenders had required both facilities to be secured by some of LMUSA's mortgage servicing rights.

                 30. As LMUSA's financial condition worsened, its ability to borrow under both of its working capital facilities was reduced. Eventually LMUSA lost the ability to draw any amounts under either facility. As a result, LMUSA was forced to sell those servicing rights which involved higher working capital requirements in LMUSA. In





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fiscal 1994 and 1995, LMUSA had to sell $9.9 billion in such servicing rights.

                 31. As LMUSA's servicing portfolio diminished, its income stream diminished at a disproportionately high rate. At the same time, Lomas's debt servicing obligations remained constant, and its leverage therefore steadily increased. Furthermore, as its financial condition worsened, to meet Lomas's debt servicing obligations, LMUSA was required to forego replenishing its mortgage servicing portfolios. This resulted in further erosion in LMUSA's mortgage servicing portfolio due to run-off, with an attendant reduction in fee income.

                 32. Declining interest rates also hurt Lomas in another manner. Between July 2, 1992, and November, 1993, Lomas entered into an interest rate swap program whereby it exchanged earnings on thirty day A1/P1 commercial paper in return for five year fixed rates. While this program was initially successful, the last $800 million of swaps were trapped in the precipitous decline in interest rates, causing a fluctuating liability which contributed to the financial risk at Lomas.

                 33. Another significant cash and credibility problem for Lomas was its Lomas Information Systems ("LIS") subsidiary. LIS developed state-of-the-art computer software and a service bureau for the mortgage banking industry. A negative marketing campaign sponsored by the principal competitor of LIS, which capitalized on the poor





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financial condition of Lomas and the concomitant possibility of its failure, was successful. While Lomas ultimately divested LIS, principally for contingent consideration, Lomas had to contribute approximately $65 million in cash to LIS over the past few years, contributions which it could ill-afford under the circumstances.

                 34. Finally, a de novo imaging business created by Lomas, INTELLIFILE, competed for scarce financial and managerial resources at an impropitious time.

C.       Marketing and Sale of Certain Assets
         Prior to the Filings

                 35. Early in 1994, Lomas began considering its available alternatives, given the increasing gap between its debt and its financial resources.

         1.      The Marketing Effort

                 36. At a meeting of the LFC board of directors on January 25, 1994, representatives of Salomon Brothers, Inc. ("Salomon"), seeking to be retained as Lomas's investment banking advisers, discussed current trends in the mortgage banking industry and presented a preliminary valuation of Lomas. At that meeting, the LFC board determined that Salomon Brothers should be retained to sell the entire company, including LMUSA and LIS.

                 37. Shortly thereafter, Salomon began to work on an offering memorandum for use in discussions with potential buyers.





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                 38.      Beginning in March 1994, Salomon contacted over fifty
potential acquirors concerning their potential interest in a transaction with Lomas. Approximately twenty-five entities signed confidentiality agreements and received the offering memorandum that Salomon had prepared.

                 39. By the end of the Salomon auction process in mid-May 1994, however, no formal bids had been submitted for the purchase of the entire company, although three bidders had expressed an interest in buying LIS separately. Later that month, Lomas announced that it would proceed with the marketing of LIS,2 and would continue to evaluate the sale of the remainder of the company.

                 40. In the auction process, Lomas was approached by a bidder which initially sought to acquire only LMUSA's mortgage servicing portfolio. Lomas rejected this proposal. Late in the spring, this same bidder proposed acquiring the shares of LMUSA, but during the negotiations it lowered and then withdrew its bid.

                 41. In the fall of 1994, a third party initiated discussions with Lomas concerning the possibility of a joint venture between the two companies of their mortgage servicing business. In the course of those discussions, that company conducted extensive due diligence regarding





____________________

       2 LIS was later sold to Residential Information Services Limited Partnership, an affiliate of Prudential Insurance Company of America.



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Lomas.  No formal proposal was ever submitted to Lomas concerning such a transaction.

                 42. In December, 1995, the Board of LFC brought in new management which instituted a complete review of Lomas's operations. After a detailed analysis of all of Lomas's business units and balance sheets, done on an expedited basis, new management concluded that:

                          a. there were several millions of dollars of assets that needed to be written down or charged off and operational problems to be corrected. (This was done by June 30, 1995.)

                          b. two of the Lomas's business units (including INTELLIFILE) were losing money and had no short term prospect of recovering. (Both units were sold in August of 1995.)

                          c. three business units at LMUSA (including master servicing) were marginally profitable but LMUSA was unable to strengthen them due to its deteriorating financial condition.

                          d. only two business units at LMUSA were strong (mortgage servicing and its insurance agency subsidiaries). However, in order to pay its debt service, LMUSA foresaw the need to sell portions of the servicing business every six months.

                          e. a major cost reduction program was required. (This was implemented in January 1995 and resulted in a staff reduction of 450 employees and elimination of unnecessary expenses.)

                 43. In May a budget was prepared for the up-coming fiscal year under the direction of new management. The budget showed that LFC and its consolidated operations could not make money with its current debt structure, its cost of doing business and its current financial condition. Under these circumstances, and especially since LMUSA was





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subject to Agency review of its financial condition and potential Agency termination of its mortgage servicing rights, new management and the LFC board of directors concluded that it was necessary to reactivate the efforts to sell Lomas's operating businesses in order to maximize the value of those businesses.

                 44. In the spring of 1995, Salomon again contacted twelve companies, with eight of whom it had conducted preliminary discussions the previous year.

                 45. From May through July 1995, several potential acquirors conducted due diligence with respect to a potential purchase of Lomas. In early July, Lomas received proposals from two bidders, including First Nationwide Mortgage Corporation. ("First Nationwide").

                 46. First Nationwide proposed a transaction, pursuant to a Lomas "prepackaged" bankruptcy, in which, among other things, First Nationwide would combine Lomas's mortgage servicing business with First Nationwide's existing mortgage servicing. The First Nationwide proposal regarding the LMUSA assets had a stated value of $310 million.

                 47. The competing proposal also contemplated a Lomas prepackaged bankruptcy following which Lomas would emerge as a stand-alone mortgage servicing company. The competing proposal had a stated value of approximately $245 million.

                 48. At a meeting of the LFC board of directors on July 18, 1995, representatives of Salomon detailed the terms





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of the two competing proposals and offered their assessment of the strengths and weaknesses of each. In addition to the higher price proposed by First Nationwide, Salomon noted that the First Nationwide bid had several advantages:
First Nationwide, unlike the competing bidder, was a GNMA-approved mortgage servicer; First Nationwide's proposal had no financing contingency and included a willingness to consider an interim $25 million working capital commitment; and First Nationwide had significant experience in consummating comparable transactions.

                 49. Taking into account the Salomon presentation and after carefully reviewing and considering the Lomas's financial condition and its alternatives, the LFC board determined that Lomas's management should pursue negotiations toward a definitive agreement with First Nationwide on the terms proposed.

                 50. After negotiations commenced, however, Lomas management became concerned that the transaction proposed by First Nationwide, which contemplated a Lomas bankruptcy filing before it was consummated, posed a risk that GNMA might terminate a substantial portion of LMUSA's mortgage servicing rights immediately upon a Lomas bankruptcy filing. Approximately 34% of LMUSA's mortgage servicing rights, accounting for approximately $80 million in value, were subject to confiscation by GNMA.

                 51. GNMA has taken the position that, under its enabling legislation, it is exempt from the strictures of





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the automatic stay under Section 362 of the Bankruptcy Code.  Lomas was advised that, in prior bankruptcy cases, GNMA had terminated the GNMA mortgage servicing portfolios of the debtor mortgage companies under the applicable guaranty agreements.

                 52. Although Lomas does not necessarily agree that GNMA is exempt from the automatic stay, Lomas determined that any risk to LMUSA's GNMA servicing rights should be avoided in order to maximize the value of LMUSA's assets.

         2.      The GNMA Servicing Sale

                 53. Lomas management was also growing concerned that, in light of Lomas's mounting financial difficulties, all of the Agencies, including GNMA, might be able to declare LMUSA to be on the verge of insolvency and to seek to terminate LMUSA's mortgage servicing rights even without a LMUSA bankruptcy filing.3 Such a termination would be disastrous to Lomas, resulting in a potential immediate loss of value of the mortgage servicing portfolio. Lomas concluded that it should sell its GNMA mortgage servicing





____________________

      3 Under section 8.03 of the standard GNMA Guaranty Agreement, any "impending or actual insolvency on the part of the Issuer (LMUSA)" is an event of default granting GNMA rights under 8.05 to extinguish the Issuer's rights to the servicing. Chapter 5, section 5.2 of the FHLMC Seller's Guide states that sellers and servicers may be disqualified for, among other things, "(I)mpending or actual insolvency". Section 206.03 of the FNMA Seller's Guide provides that FNMA may terminate the lenders' contract for, among other things, failure "to meet (FNMA's) net worth and other financial requirements."



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portfolio to a third party acceptable to GNMA as soon as possible.  Therefore,
Lomas and First Nationwide began to negotiate for the sale of the GNMA mortgage servicing rights.

                 54. For a number of reasons, the most important of which was the risk that LMUSA would lose its approvals as an authorized seller/servicer for the Agencies and thus its ability to sell new mortgage loans into mortgage-backed securities, Lomas also determined that an immediate sale of its "production" business -- the gathering system by which it acquired whole loans to be processed into mortgage-backed securities -- was also essential to maximizing value. A Lomas bankruptcy filing would result in the immediate loss of all the value of "production" and could trigger significant LMUSA liabilities relating to whole loans and commitments for mortgage-backed securities not yet issued. Additionally, the production unit was a net user of LMUSA's declining working capital. Finally, the value of "production" was threatened even without a Lomas bankruptcy filing because contracting parties and financial institutions were increasingly reluctant to deal with or rely on LMUSA.

                 55. LMUSA had experienced increasing difficulty in obtaining commitments from financial institutions to purchase its mortgage-backed securities. As early as May, 1995 Smith Barney notified LMUSA that it would no longer





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enter into such commitments with LMUSA.  Several other institutions followed
Smith Barney over the next few months.

                 56. LMUSA was concerned that it might not be able to continue to acquire whole loans in sufficient volume to meet its mortgage-backed securities commitments. Sellers of such loans had begun to refuse to sell loans to LMUSA out of concern that LMUSA would be unable to obtain the financing necessary to consummate such purchases. Many other buyers were available, and sellers of mortgages therefore chose to do business elsewhere rather than risk a damaging change in interest rates between the time that LMUSA agreed to buy a loan and the time when the sale was consummated.

                 57. Also, LMUSA faced great potential liability if it could not meet its commitments. If LMUSA could not deliver whole loans sufficient to satisfy a particular commitment, it might be liable in damages to the financial institution that had entered into such a commitment in the event that interest rates changed unfavorably in the interim.

                 58. Beginning in May, 1995, LMUSA's "warehouse" financing lines at Bank One and Donaldson, Lufkin & Jenrette ("DLJ") -- which it used to fund its purchase and warehousing of first mortgage loans -- started to be adversely affected by LMUSA's operating results. (These financing arrangements had allowed LMUSA to purchase between $300 to $400 million a month in mortgage loans.)





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                 59.      As a result of LMUSA's deteriorating financial
condition, on May 31, 1995, LMUSA was no longer in compliance with certain of its financial covenants. In response to LMUSA's non-compliance, the Bank One warehouse facility was amended to eliminate any new borrowings or draws after July 31, 1995. The facility's termination date was amended from November 30, 1995 to September 30, 1995. In addition, the Bank One warehouse agreement was further amended to increase borrowing rates, increase commitment fees, eliminate certain types of whole loans and cross collateralize itself with another secured working capital facility.

                 60. In late June, LMUSA successfully renegotiated its DLJ warehouse facility for another year term. Due to the Bank One warehouse facility default, LMUSA was relying solely on DLJ for incremental borrowings. At the end of August 1995, LMUSA was unable to meet the financial requirements required in the DLJ facility and the DLJ facility was also in "default." By mid-September, DLJ refused to commit to any additional borrowings under its warehouse facility. At this point LMUSA had no financing arrangements available to fund the purchase of its loan origination pipeline and all of its outstanding warehouse borrowings were due and payable on October 2, 1995. (Having committed to buy loans through the month of September, LMUSA managed to arrange a warehouse facility with First





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Nationwide to fund the acquisition of loans until October 2, 1995.)

         3.      The GNMA Servicing Sale Agreement

                 61. On September 5, 1995, the boards of LFC and LMUSA met to consider a proposed asset purchase agreement governing the sale of various LMUSA assets to First Nationwide (the "GNMA Servicing Sale"). At the board meetings, Lomas management described the GNMA Servicing Sale in detail and detailed the reasons why it recommended the Sale as outlined above. In addition, Salomon delivered an opinion to the boards to the effect that the transaction was fair from a financial point of view to LFC and LMUSA.

                 62. First Nationwide agreed to acquire the following assets from LMUSA:

                          a.      the GNMA mortgage servicing rights;

                          b.      LMUSA's "production" business;

                          c. the "warehouse" loans representing whole loans in the process of being securitized as mortgage-backed securities, other than "warehouse" loans owned by LMUSA subject to repurchase agreements with loan originators;

                          d. the whole loan commitments already in the LMUSA production pipeline but not yet funded or processed into mortgage-backed securities;

                          e. LMUSA's accounts receivable relating to items a through d;

                          f. 100% of the common stock of Lomas Mortgage Services, Inc. (which owns 33% and is the general partner of Lomas Mortgage Partnership, L.P., a partnership which also produces (GNMA) mortgage- backed securities and was in the same risky situation because of its relationship to LMUSA);





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                          g.      certain fixed assets relating to LMUSA's
                "production" business.

                 63. In exchange for those assets, First Nationwide agreed to pay LMUSA $100 million as follows:

                          a. $10 million (10% of the purchase price) in cash, to be retained by First Nationwide and paid to LMUSA as certain milestones are met in the transfer of the Purchased Assets;

                          b. 27% (subsequently amended to 35%) of the purchase price to be paid at the closing, less the amount necessary to satisfy certain outstanding obligations of LMUSA to Lehman Brothers under certain swap agreements dated (an obligation approximating $18.5 million);

                          c. 49.5% (subsequently amended to 41.5%) of the purchase price to be paid 120 days after the closing;

                          d. 13.5% of the purchase price to be paid one year after the closing date, adjusted to subtract any indemnification amounts owed to First Nationwide by LMUSA.

                 64. The second and third installments will also be adjusted to reflect (i) changes in certain balance sheet accounts between July 31, 1995, the date used to calculate the base purchase price, and the closing date; and all variations in the assets purchased and the contracts assumed on the closing date from the parties' expectations regarding those assets and contracts at the time the GNMA Servicing Sale was signed.

                 65. In addition, First Nationwide agreed to assume LMUSA's liabilities relating to the servicing rights, contracts, "pipeline" loans and "warehouse" loans purchased by First Nationwide, and to pay at the closing any amounts owed by LMUSA to FNMA, to DLJ and to Bank One all of which were LMUSA's warehouse lenders, to the extent such obligations were secured by the "warehouse" loans.

                 66. LMUSA also agreed to indemnify First Nationwide for a period of one year following the closing for certain losses incurred by First Nationwide over $6.107 million, up to a maximum of 15% of the final purchase price over $10 million.

                 67. In connection with the GNMA Servicing Sale, the parties entered into a transition services agreement pursuant to which LMUSA contracted to act as subservicer with respect to the assets to be transferred to First Nationwide and agreed to perform certain other functions necessary to that transition.

                 68. As a condition to closing the GNMA Servicing Sale, First Nationwide required LMUSA to implement an employee retention plan relating to those LMUSA employees who are necessary to effectuate the transfer of the mortgage servicing assets over a six-to-twelve month transition period (the "Transition Period").

                 69. Since the GNMA mortgage servicing is performed by the same LMUSA employees servicing the remainder of LMUSA's servicing mortgage portfolios and since First Nationwide had already determined that it would not hire LMUSA's employees after the Transition Period (at least not in Dallas), LMUSA had to implement an enhanced employee retention and severance program for all of its servicing employees as a prudent business matter and to satisfy its transaction obligations. Meanwhile, LMUSA had already severely reduced its corporate staff. Thus, LMUSA cannot afford to lose any of its remaining skeletal corporate staff which is running all of its legal, accounting, public disclosure, financial, human resources and information systems functions.

                 70. Working with LMUSA's outside accounting firm on an expedited basis, management developed an enhanced employee retention and severance plan (the "Employee Compensation Plan") which has two essential components: (i) a performance bonus for all remaining LMUSA employees, based on a percentage of base salary, to be paid by October 1, 1996; and (ii) a severance payment for all remaining LMUSA employees to be made at the earlier of involuntary termination or October 31, 1997. The LMUSA board of directors approved the Employee Compensation Plan on September 18, 1995, to be effective October 1, 1995, prior to the closing of the GNMA Servicing Sale.

         4.      The Presentations to the Agencies

                 71. The GNMA Servicing Sale required GNMA not only to approve the transfer of the servicing portfolio to First Nationwide, but also required GNMA to approve the subservicing by LMUSA of the GNMA servicing portfolio during the Transition Period. The sale also required certain critical approvals of the other two Agencies.

                 72. Meanwhile, LMUSA's deteriorated financial condition had arguably put the Agencies in a position to terminate LMUSA's mortgage servicing rights. Thus it was essential that LMUSA obtain the cooperation and support of all three Agencies -- GNMA, FNMA and FHLMC -- while it determined how best to preserve the value of its remaining mortgage servicing portfolios.

                 73. In early September, LMUSA made presentations to each of the Agencies to obtain their cooperation and support, not only through the closing of the GNMA Servicing Sale but also through the Transition Period.

                 74. Through discussions and negotiations which continued until the eve of the closing of the GNMA Servicing Sale, the Agencies agreed to allow the transfer of the GNMA servicing rights owned by LMUSA and the rights to subservice LMP loans to FNMC, while at the same time revoking LMUSA's rights to create new securities or acquire new servicing rights.

                 75. The Agencies also determined to put LMUSA under particularly close scrutiny ("close watch plus" in the words of one Agency) so any deterioration in the quality of LMUSA's servicing -- especially through the loss of its employees -- could result in the Agencies enforcing their termination rights to the fullest extent possible.

                 76. On October 2, 1995, the closing on the GNMA Servicing Sale occurred. At that time, bonuses previously approved by the LMUSA board of directors were paid to the core management team and certain critical support employees who had worked to successfully structure, negotiate, present to the Agencies and effectuate the Sale.

                 77. As efforts to close the GNMA Servicing Sale proceeded, during September LMUSA and First Nationwide negotiated towards a definitive agreement for the sale of the remainder of LMUSA's mortgage servicing rights and its insurance agency business for $150 million. This resulted in the definitive agreement that the boards of LMUSA and LFC subsequently approved.

                             THE CHAPTER 11 FILINGS

A.       Reasons for the Chapter 11 Filings

                 78. On October 6 and 9, 1995, respectively, the boards of LMUSA and LFC held special meetings to consider Lomas's strategic direction following the GNMA Sale. At these meetings, management discussed in detail the financial condition of LFC and LMUSA.

                 79. Management detailed the steady deterioration in the size of LMUSA's mortgage servicing portfolio during the previous year. They observed that as the size of LMUSA's servicing portfolio decreased, LMUSA experienced a concomitant reduction in its cash flow. Because LMUSA's debt servicing obligations remained constant, however, LMUSA was forced to further liquidate its mortgage portfolio in order to pay its debts as they became due. This created a continuing downward spiral that would lead, inevitably, to the liquidation of the company.

                 80. Management discussed the inability of LMUSA to make dividend payments to LFC, depriving LFC of the funds necessary to meet its own debt servicing obligations. (On October 2, 1995, a $17.1 million dollar payment to bondholders had been due from LMUSA. Lomas management determined not to make that payment until the boards had met to consider Lomas's situation and alternatives. If not for the Chapter 11 filings, on October 31, 1995, a $6.3 million payment would have been due from LFC to its bondholders.)

                 81. Management noted that, in the absence of a transaction with a third party, the assets of LMUSA would inevitably dissipate due to portfolio run-off. Management reviewed the status of the discussions with the agencies and the actions they had taken. Management also detailed the terms of the proposed contract with First Nationwide (the "Second FN Contract") for the purchase of LMUSA's remaining mortgage servicing assets, together with its insurance agencies -- a contract which First Nationwide would enter into only on the condition that the sale would be approved under section 363 of the Bankruptcy Code.

                 82. After its presentation, management stated its belief that the option with the best potential to maximize value for Lomas's various constituencies was to enter into the Second FN Contract and thereafter to file petitions for reorganization with respect to both LFC and LMUSA, and simultaneously to seek bankruptcy court approval of the Second FN Contract (with full notice to all interested parties and full opportunity for higher and better offers to be made).

                 83. In addition, at the board meetings, Salomon delivered an opinion to the LFC and the LMUSA boards that the transaction was fair from a financial point of view to LFC and LMUSA.

                 84. Following the presentations, the boards deliberated about the potential courses of action that were available to LFC and LMUSA. At the conclusion of those deliberations, the boards agreed with the recommendation that LFC and LMUSA sign the Second FN Contract and file petitions for reorganization in an effort to maximize value for Lomas's various constituencies. The boards also directed management to pursue a section 363 sale of LMUSA's remaining servicing assets to First Nationwide, or any entity making a higher and better offer pursuant to the procedures set forth in the Second FN Contract.

                 85. On October 9, 1995, LMUSA and First Nationwide entered into the Second FN Contract.

                 86. On October 10, 1995, LFC and LMUSA filed petitions for reorganization in this Court.

B.       The Section 363 Sale

                 87. On the petition date, Lomas is filing a motion for approval of a sale of all of the remaining mortgage servicing assets of LMUSA and its related insurance agency business to First Nationwide pursuant to section 363 of the Bankruptcy Code (the "Section 363 Sale"). The motion details procedures for the submission of competing bids for the asset to be sold and for objections, if any, to the proposed sale.

                 88.      The following assets are to be sold pursuant to the
Section 363 Sale:

                          e. all of LMUSA's remaining mortgage servicing, subservicing and master servicing rights (the "Servicing Rights").

                          f. the common stock of Lomas Insurance Services, Inc., a subsidiary of LMUSA.

                          g. any residential real property owned in fee simple by LMUSA as a result of foreclosures.

                          h.      LMUSA's accounts receivable.

                          i. certain furniture, fixtures and equipment of LMUSA.

                          j.      certain LMUSA's contracts and unexpired
                 leases.

                          k.      LMUSA's records relating to the business sold.

                          l. LMUSA's custodial accounts and escrow funds relating to the business sold.

                          m.      LMUSA's trade names.

                          n. LMUSA's investments and other assets relating to the business sold.

                 89. In exchange for those assets, First Nationwide has agreed to pay LMUSA $150 million. The purchase price (less $10 million, which will be paid as milestones in the process of transferring servicing are achieved) will be paid as follows:

                          o.      $42 million (30%) to be paid at closing.

                          p. $77 million (55%) to be paid 120 days after the closing date.

                          q. the balance of $21 million (15%), less any indemnification amounts payable by LMUSA, to be paid one year after the closing date.

                 90. First Nationwide has also agreed to assume the liabilities of LMUSA that relate to:

                          r.      the Servicing Rights.

                          s.      certain contracts and unexpired leases.

                          t.      certain scheduled liabilities.

                 91. For a number of reasons, the boards and management of Lomas have determined that a sale of the remaining mortgage servicing (and related insurance agency) assets of LMUSA at this time represents the best strategy for maximizing value for Lomas's creditors, and that an expedited sale of those assets is the only way to maintain the value of those assets for its creditors.

                 92. First, in the absence of a sale of LMUSA's remaining mortgage servicing portfolio in the near future, the value of the portfolios will decline steadily as mortgages within the portfolio are refinanced or prepaid. LMUSA is ineligible in bankruptcy to reestablish itself as a qualified servicer with GNMA, FNMA or FHLMC for new pools of mortgage loans. Furthermore, even before the filing, it was clear that the Agencies would not stand still and allow LMUSA to continue servicing unless they were comforted that a sale to a qualified buyer of the mortgage servicing assets would be accomplished expeditiously. As a result, THERE IS NO PROSPECT OF RESTARTING LMUSA'S "PRODUCTION" FRANCHISE TO STEM THIS INEVITABLE LOSS OF VALUE.

                 93. Second, LMUSA's Chapter 11 filing inevitably will cause an additional strain on its employees that could have deleterious effects on its continuing mortgage servicing obligations. Lomas's employees are well known for their diligence and expertise in the mortgage servicing field. In the last six years, however, these dedicated employees have endured an endless stream of difficult events that has tested their resolve. These trying situations have included LFC's first filing and emergence from bankruptcy, a 35 month period of frantic mortgage processing as LMUSA struggled to replace mortgages that were being refinanced at an unprecedented rate, major staff reductions, losses from operations, a nineteen-month effort to sell the entire company, and the current petitions for Chapter 11. Lomas management is concerned that the accumulated stress of these events -- any one of which might test the employees of any other company to their limits -- and the fact that other mortgage companies are heavily in the Dallas market now to hire servicing employees could result in massive resignations and leave LMUSA without the skill and expertise that its employees bring to its business. A prompt sale of LMUSA's remaining mortgage servicing assets along with the Employee Compensation Program discussed above will greatly reduce this risk.

                 94. Third, Lomas is aware that FNMA and FHMLC will not long tolerate an ongoing relationship with a mortgage servicing company operating either in financial distress or in Chapter 11. There is a very real threat that the Agencies will seek to terminate LMUSA as a qualified servicer unless an orderly transfer of their respective servicing rights occurs very quickly. While Lomas believes that the automatic stay provided under Section 362 of the Bankruptcy Code would prevent such a devastating action, there remains a risk that those agencies could succeed in their efforts through motions to lift the stay. If so, LMUSA and its creditors could lose a substantial amount of the value of nearly all of its remaining servicing rights. An expeditious sale of the LMUSA's remaining mortgage servicing portfolios will eliminate this risk. Finally, a sale of LMUSA's remaining servicing portfolio at this time would enable Lomas to maximize the value that still exists on its mortgage servicing portfolio.

OTHER FIRST DAY MOTIONS AND APPLICATIONS

                 95. In connection with the preparation for these bankruptcy proceedings, I have reviewed numerous proposed "first day" applications and motions.4 As set forth more fully below, I believe that the entry of orders granting the relief requested in these motions and applications is critical to the Debtors' ability to preserve the value of their estates and ultimately to reorganize.





____________________

      4 Unless otherwise indicated, capitalized terms not defined herein are defined in the respective first day motion or application.

         Professional Retentions

                 96. The Debtors have filed applications to retain bankruptcy counsel, special counsel, accountants and strategic communications consultants. I believe that the services to be provided by these professionals are necessary to the success of these reorganization proceedings

         Joint Administration

                 97.      The Debtors are affiliates as that term is defined in
section 101(2) of the Code and as used in Fed. R. Bankr. P. 1015(b).

                 98. Joint administration of their cases is appropriate because the Debtors intend to file with this Court numerous motions and applications. As such, the joint administration of these cases, including the combining of notices to creditors of the respective estates, as well as the notices and hearing of all matters at the same time, including without limitation, motions and adversary proceedings, will promote the economical, efficient and convenient administration of the Debtors' estates.

                 99. The rights of creditors of each of the Debtors will not be adversely affected by joint administration of these cases. Joint administration will not affect substantive rights. To the extent that proofs of claim are required to be filed, each creditor shall be entitled to file a claim against the particular estate which owes it money. Finally, supervision of the administrative aspects of the chapter 11 cases by the Court and the Office of the United States Trustee will be simplified.

         Authority to Mail Initial Notices

                 100. The Debtors have initially identified over fifty thousand entities to which notice must be given. The Debtors maintain lists of the names and addresses of all such entities on various computer programs, which permit the Debtors to print mailing labels for each creditor.

                 101. Transferring this information to the form of a mailing label matrix described by General Order No. 8 would be a monumental task, with a substantial risk of error in transcription. Moreover, in light of the size of the mailing, this Court is likely to direct the Debtors to complete the mailings. Consequently, the Debtors believe it is in the best interest of their estates and creditors to avoid the costs and risks associated with preparing and filing the mailing label matrix. Additionally the Debtors propose to undertake all other mailings directed by the Court, the United States Trustee or required by the Bankruptcy Code or the Local Rules for the United States Bankruptcy Court for the District of Delaware.

         Extension of Time to File Schedules and Statements

                 102. Due to the scope and complexity of Debtors' business, the diversity of their operations and assets, and the number of creditors, the fifteen-day automatic extension of time to file the Schedules provided by Bankruptcy Rule 1007(c) will not be sufficient to permit completion of the

Schedules. Accordingly, the Debtors require additional time to bring their books and records up to date and to collect the data needed for the preparation and filing of the Schedules.

                 103. At this juncture, I believe that an extension of forty-five (45) additional days (for a total of 60 days), pursuant to Bankruptcy Rule 1007(c), will provide sufficient time to prepare and file the Schedules. Accordingly, the Debtors request such an extension without prejudice to their right to seek any further extension(s) from this Court, or to seek a waiver of the requirement for filing certain schedules.

         Employee Wages and Benefits

                 104. Debtors have both salaried and hourly employees. All employees are paid every two weeks for services provided in the two weeks preceding and including the pay day. Overtime is paid two weeks in arrears. All employees are paid through a single payroll account. Most employees have elected direct deposit to their accounts. Temporaries and independent contractors are paid through a disbursements account. On October 6, 1995, all of the Debtors' employees were paid their wages and salaries earned through October 6, 1995. Consequently, as of the Petition Date, the only salary obligations owed by the Debtors to their employees would be amounts owed on account of services provided by the employees since October 6, 1995, and amounts which may be owed to certain employees for overtime and other payroll adjustments. The Debtors' salary obligations to the Chief Executive Officer and Chief Financial Officer are current as of the Petition Date. Accordingly, I believe that no employee (including the Debtors' officers) is owed in excess of $4000 on account of pre-petition wages and salaries and certainly on average, the amount is less than $500 per employee. Debtors estimate that total pre-petition wages and salaries which remain unpaid as of the Petition Date are approximately $300,000. To the extent that any pre-petition wages or salaries are owing, the Debtors' active employees will be immediately affected by any delay in payment of these amounts.

                 105. As a standard business practice related to the cyclical work requirements of mortgage servicing and as a result of reductions in their workforce and attrition, the Debtors increasingly must supplement their workforce with the use of temporaries (on average, 75 to 100 individuals at any one time). Debtors are billed weekly for temporary services and generally pay for those services on a weekly basis. Prior to the Petition Date, Debtors paid for all temporary services for which it had been billed. On average, Debtors pay approximately $60,000 per week for temporary employees. Debtors desire to pay the charges for temporary employees and for independent contractors in the ordinary course as they come due to ensure that Debtors will have access to temporary employees as their needs demand.

                 106. Additionally, in the ordinary course of business, many of the Debtors' employees incur a variety of business expenses, including without limitation travel and relocation expenses, which, consistent with ordinary practice, are reimbursable. It would be inequitable and cause an undue hardship if those active employees were required to bear those expenses, some of which may be substantial and all of which were incurred on behalf of the Debtors in the expectation that they would be reimbursed promptly. Such expenses are typically paid by the Debtors on a rolling basis as processed. As of the Petition Date, the Debtors believe that less than $25,000 in the aggregate was owed on account of pre-petition reimbursable employee business expenses.

                 107. Like most major businesses, the Debtors provide their employees with certain general welfare benefits, including, without limitation, medical, dental, disability protection, jury duty pay, vacation and holiday pay, bereavement and sick day pay, life insurance and other insurance coverage. The Debtors also provides retirees with medical and in some instances life insurance benefits. Some of these benefits are funded by Debtors and others are provided by Debtors but paid for by the employees. These additional benefits are an integral and important part of each employee's total compensation package. Interruption of such additional benefits would seriously disrupt the morale of the Debtors' employees and would undermine the Debtors' reorganization efforts. Thus, the Debtors request authority to pay pre-petition amounts attributable to such benefits from time to time, as and when such amounts become due.

                 108. The Debtors request authority to pay, from time to time, as and when due, certain pre-petition claims, premiums and administrative expenses related to medical and dental benefits (collectively, "Pre-Petition Medical Benefits") for their employees and their eligible dependents.

                 109. Medical insurance is provided to the Debtors' employees, and approximately 90 retirees and former employees as a function of termination agreements, through a self-funded PPO and two insured HMO programs (collectively referred to hereinafter as the "Plan"). The Debtors pay the medical claims and the employee makes a monthly contribution in the form of payroll deductions for the right to participate in the Plan. The amount of the employee's contribution varies depending on whether the employee participates in an HMO or PPO, and whether the employee's spouse or dependents are covered. Because a portion of the Plan is self-funded, the Debtors' payment obligation varies from week to week. On average, the Debtors' monthly contribution is approximately $110,000. Additionally, on a monthly basis, the Debtors pay the administrator of the Plan an additional $4200 for management fees associated with administering the Plan. Further, Debtors pay approximately $3300 for stop loss coverage. Employer contributions, administrative fees and claims are paid through a Voluntary Employee Benefit Association (VEBA). The Debtors believe it is critical that they be authorized to continue making these payments on a regular basis as and when they come due for the active and terminated employees and until June 30, 1996 for the retired employees and employees covered under termination agreements.

                 110. Additionally, the Debtors are required by the Plan to pay medical claims that exceed the policy deductible of $300 for individuals or $900 per family and are less than the stop-loss of $5,000 per employee. As of the Petition Date, the Debtors owed approximately $250,000 for medical claims. Although claims vary significantly throughout the year, the Debtors estimate the average monthly payments for medical claims are $250,000. Debtors believe they must pay the employees' medical claims to retain employees and minimize disruption of Debtors' business. Additionally, the Debtors believe that delaying the discontinuation of retiree medical coverage through June of 1996 will avoid significant disruption and burden to these parties and will therefore facilitate these Debtors' postpetition operations.

                 111. If amounts relating to the Pre-Petition Medical Benefits claims of these employees are not paid, certain providers of health care would seek payment directly from the Debtors' employees and might refuse to provide continuing medical services or treatment to them. Permission to pay the Pre-Petition Medical Benefits is particularly necessary for those employees who currently are receiving services or who are recuperating from recent medical treatment. In addition, these employees might not receive disability income replacement payments. The morale of the Debtors' employees would be seriously undermined if medical benefits were interrupted. More importantly, however, the Debtors desire to avoid the risk that its employees will not be given needed treatment because health care providers have not been paid for pre-petition services rendered to them. Therefore, the Debtors request authority to take all steps necessary to pay those claims, premiums and administrative expenses for the Pre-Petition Medical Benefits.

                 112. Based on their tenure with the Debtors, the Debtors' employees are permitted to take paid time off for vacation, sick leave, bereavement and jury duty. Employees are also compensated for certain holidays. Certain employees have accrued vacation and sick leave and other leave based upon work performed pre-petition. The Debtors' estimate a liability of approximately $750,000 for earned and unpaid vacation. In general, the Debtors do not propose to pay such amounts in lump sum cash payments, but rather request authority to permit such employees to use their accrued paid vacation days, sick days and other leave post-petition and to be paid for such leave in the ordinary course. In the event that employees terminated postpetition have accrued unused vacation pay, the Debtors request authority to pay the employee the balance (up to a cap of two weeks) in a single lump sum payment.

                 113. In order to maintain employee confidence and morale, the Debtors request authority to continue providing the employee benefits described in this application consistent with pre-petition customs and policies, including the severance and retention compensation of post-petition separating employees who are terminated by the Debtors without cause. Consistent with the Debtors' pre-petition policies, such separating employees will receive a severance benefit in a minimum amount of two months pay and a maximum amount of 18 months pay. Minimum benefits are based on the employees' job level. Employees earn a week's pay for each additional full year of service after the first five years. This severance benefit applies to all of the Debtors' employees. Additionally, terminated employees are entitled to receive their accrued vacation pay, three months of continued medical coverage, and outplacement assistance. However, no other group insurance or other welfare benefits are available to terminated employees during the severance period. In addition to the severance benefits, employees are also eligible to receive a retention award. For most employees this award is one-half to one full month of pay. For certain employees who have been identified as "key" to the restructuring process (72 employees) the retention award is equal to 50%-75% of annual base compensation. The Debtors request authority to pay expenses associated with prepetition severance-related medical and outplacement expenses, which costs the Debtors estimate will not exceed $8,000. Additionally, the Debtors request authority to pay severance and retention benefits to their employees who are involuntarily terminated without cause or in accordance with the plan document distribution dates after the Petition Date.

                 114. The Debtors also make available to their employees certain additional benefits, including: workers compensation insurance, and short and long term disability benefits. The dental insurance premiums are paid entirely by the employees in the form of payroll deductions. Workers' compensation insurance is handled through Aetna, and the monthly premiums are $28,000. The Debtors provide disability benefits for all employees. Short term and long term disability is self-funded. Additionally, the Debtors provide term life insurance for all employees, disabled employees, employees covered by termination agreements, and Outside Directors. Debtor will continue to provide coverage for Outside Directors and employees covered by termination agreements through June 30, 1996 only. To the extent there may be any pre-petition amounts owing under these plans the Debtors request authority to pay such amounts as and when they become due.

                 115. The Debtors also make available to employees a 401(k) Savings Plan. The plan allows employees to contribute a portion of their salary to the plan on a pre-tax basis and the Debtors match a percentage of the employee contribution. The employer matching contribution is approximately $17,000 per month. The Debtors also pay the administrative and trustee fees for the plan, which cost approximately $10,000 per month. The Debtors request authority to continue the plan on behalf of the employees, and pay prepetition expenses as they come due.

                 116. The Debtors make available to employees a defined pension plan that provides pension benefits based on years of service and wage history. The plan is overfunded and requires no contributions on the part of the Debtors for benefits. The administrative and trustee fees are approximately $50,000 per month. In conjunction with the pension plan, the Debtors maintain a Supplemental Executive Retirement Plan (SERP) which provides benefits to employees who because of IRS regulations cannot receive the full value of their pension benefit from the Pension Plan. This plan does not provide benefits in addition to the Pension Plan. The monthly cost to administer this plan is approximately $1000. The Debtors request authority to continue the plans and to pay benefits and administrative fees as they become due.

                 117. The Pension Plan assets exceed the liabilities as of June 30, 1996 by approximately $7.2 million. These funds cannot be reverted to the creditors without paying an excise tax equal to 50% of the value returned. Therefore, the pension plan was recently amended to provide for an enhanced benefit roughly equivalent to a portion of the severance benefits. The severance plan was recently amended to offset the benefits paid from the pension plan.

                 118. Additionally, the Debtors recently adopted a retention incentive program, separate from the severance benefits described above. Under the retention program, employees who remain with the Debtors during the reorganization process and are terminated without cause are entitled to receive a set payment (depending on the employee's level) ranging from two weeks-one month (the standard payment covering the vast majority of the Debtors' employees) to a maximum of 6-9 months salary (available to certain "key" managers).

                 119. No prepetition amounts are due on account of either the severance program or the retention incentive program. The Debtors will continue both of these programs on a post-petition basis, and will make payments thereunder as and when such payments come due.

                 120. As with other major business corporations, certain of the benefits that the Debtors offer their employees, such as medical benefits, dental insurance, and life insurance involve payroll deductions as employee co-contributions or otherwise. In such cases, the Debtors make deductions from an employee's payroll check and subsequently pay those funds, along with any required employer co-contributions, to various appropriate third parties. The

Debtors also routinely and ordinarily make deductions from employee's payroll relating to federal, state and local tax withholdings (approximately $1,000,000 per month), employee savings programs, including a 401(k) plan, child support orders or garnishments. The Debtors request authority to pay over to the appropriate parties all such funds in accordance with existing company policies and practices.

                 121. The circumstances of the Debtors' cases provide compelling justification for maintenance of the employee benefits described herein, including the severance and retention programs. The Debtors have engaged in a sale of substantially all of their mortgage loan servicing portfolio. A condition of the sale requires the Debtors to continue to service the mortgage loans for a period estimated to take six months to one year while the portfolio is being transferred to the buyer. During this period the Debtors will be required to retain a fully staffed Loan Administration Department and associated support functions totaling approximately 1,000 employees. These employees are aware of the sale and that no offers of employment will be extended to them at the end of the period by the buyer. Should the Debtors fail to perform in accordance with the sale agreement, the value received from the sale could be substantially reduced for two reasons. First, the federal agencies, FHLMC, and FNMA, could terminate their servicing agreements, removing their portion of the servicing portfolio. Second, the buyer, who has retained 15% of the sales price in reserve pending review of the representations and warranties, could reduce the sale price by some portion of that reserve based upon the Debtors' performance.

                 122. Absent the relief requested herein, the employees would have little reason to remain with the Debtors and would likely seek employment elsewhere. The annual turnover for the organization is typically twenty-five percent, and has increased to thirty percent during the last few months. Without the relief requested, the Debtors' ability to preserve their business assets and ultimately restructure will be adversely affected if they are unable to retain their dedicated and loyal employees. Accordingly, it is critical that the hardship and disruption caused by this Chapter 11 proceeding be minimized in order to preserve morale and maintain the Debtors' workforce.

                 123. I believe that they will have sufficient cash from ongoing operations and proceeds of asset sales to pay all amounts provided for herein as they come due.

         Adequate Assurance to Utilities

                 124. The Utility Companies provide the Debtors with Utility Services in at least 12 states which are essential to the continuation of its businesses, i.e., necessary telephone and communication services and other related supplies and services and necessary water and electric supplies and services. In the aggregate, the utility bills average approximately $500,000 per month, with the majority of these bills being related to utility services, and particularly telephone service, integral to the operation of the Debtors' businesses.

                 125. Should the telephone companies, power companies or other Utilities Companies providing service to the Debtors refuse or discontinue such service after the Stay Period, the impact to the Debtor's business operations, revenues and reorganization efforts would be devastating.

                 126. The Debtors submit that, as more fully set forth below, adequate assurance exists based upon (i) their record of substantially timely payment to the Utility Companies as the debts have become due, (ii) their ability to pay for post-petition services on a current basis going forward and (iii) the Utility Companies' entitlement to an administrative expense claim for unpaid post-petition services.

                 127. As of this date, the Debtors believe that they are generally current with all Utility Companies, except to the extent that the Debtors have not yet been billed for pre-petition utility services or the Debtors have been billed but payment for such services was not yet due, or checks on account of such services were issued but will not be honored because of the commencement of these cases.

                 128. Further, the Debtors believe that cash from recent asset sales and the revenue generated from their operations will provide them with sufficient cash to pay for post-petition Utility Services on a current basis. The Utility Companies are further protected by their entitlement to an administrative expense priority under Section 503 of the Bankruptcy Code for any unpaid post-petition Utility Services.

         Maintain Bank Accounts Business Forms
         and Cash Management System

                 129.     The Debtors currently maintain corporate accounts
with the banks listed on Exhibit A to the Motion (the "Accounts").5   In
general, the Debtors utilize several types of bank accounts in their cash management system.

                 130. The Debtors each maintain primary and secondary operating accounts (the "Concentration Accounts") into which monies received are deposited, and from which transfers are made in the ordinary course of the Debtors' business. LFC and LIS, for all practical purposes, maintain only one Concentration Account each, and conduct all of their business through these Accounts. LAS has no accounts.

                 131. LMUSA, as the primary operating entity in these jointly administered Chapter 11 proceedings, maintains numerous accounts in addition to its Concentration Accounts.





____________________

      5 In addition to the Accounts described herein, the Debtors maintain over 2,000 custodial bank accounts (the "Custodial Accounts") for use in their mortgage servicing business. The funds held in the Custodial Accounts are held by the Debtors for the benefit of third parties, and, as such, do not constitute funds of these Debtors' estates. By separate application filed concurrently herewith, the Debtors are requesting authorization to maintain the Custodial Accounts consistent with their prepetition practice.

First, LMUSA maintains two payroll accounts with BankOne and with First Interstate, respectively, and these Accounts are funded from LMUSA's Concentration Account to cover each payroll. Additionally, the Payroll Accounts are used to pay employees of the Debtors' non-debtor subsidiaries, and the non-debtor subsidiaries fund the payroll accounts to cover their own payroll. Further, LMUSA maintains two controlled disbursement accounts with Chemical Bank and with First American Bank. These are zero-balance accounts, and are funded on an as needed basis from the Concentration Account. LMUSA also maintains numerous depository accounts for the receipt of payables, and monies received in these accounts are swept into LMUSA's Concentration Accounts to the extent practicable. Finally, LMUSA maintains numerous disbursement and depository accounts in order to remain in compliance with various state regulations and statutes relating to the mortgage servicing business. These accounts typically have minimal balances and are maintained pursuant to state regulations which require an entity doing business in a particular state to maintain a bank account there.

                 132. The Debtors seek a waiver of the requirement that new bank accounts for all of their existing Accounts be opened. If enforced in this case, such a requirement would unnecessarily disrupt the Debtors' business and impair their efforts to preserve the value of their estates. For example, the Debtors' employees would be caused great hardship if the Debtors were required to substitute new debtor-in-possession payroll accounts for the existing Payroll Account and suffer the attendant delays, confusion and disruptions that would necessarily result.

                 133. Consequently, I believe that it is imperative that the Debtors be permitted to continue using their existing Accounts in order to avoid unnecessary disruption to the normal operations of their business. The Debtors believe that only if their bank accounts are continued in their current form can their transition to Chapter 11 be smooth and orderly, and thereby create a minimum of interference with continuing operations. No checks issued from the Accounts prior to the commencement of this case will be honored, unless authorized by separate order of this Court.6 Moreover, the Debtors' personnel can readily distinguish between pre-petition and post-petition obligations without closing existing accounts and opening new ones.

                 134. Because some of the banks are located outside the District of Delaware, the Debtors also seek a waiver of the requirement that their Accounts be held at designated depositories in the District of Delaware. All of the Accounts are in financially stable banking institutions.

                 135. Additionally, the Debtors, in the ordinary course of their business, use many checks, invoices, contracts and other business forms. The Debtors typically generate in excess of 15,000 checks per month. By virtue of





__________________________________

6 Contemporaneously herewith, the Debtors have filed Motions seeking authority, inter alia, to make certain prepetition payments to its employees and honor certain prepetition checks.

the nature and scope of the business in which the Debtors are engaged, and the numerous customers, suppliers of goods and services and other parties with whom the Debtors deal, the Debtors need to be permitted to continue to use their existing business forms without alteration or change. A substantial amount of time and expense would be required of the Debtors in order to print new checks and other business forms. Accordingly, the Debtors respectfully request that they be authorized to continue to use their existing business forms. The Debtors believe that the absence of any prejudice to any party coupled with the "doctrine of necessity" amply justifies such continued use.

                 136. The Debtors likewise require the ability to continue to utilize their cash management system so that they may continue the uninterrupted operation of their business and the business of their subsidiaries.7

                 137. As described above, funds received by the Debtors are deposited daily to their respective concentration accounts. The concentration accounts are used for all receipts and disbursement funding, including the funding of special purpose accounts, such as payroll accounts and other accounts.





__________________________________

7 As noted above, the Custodial Accounts are not the subject of this Motion and are not included in the following description of the Debtors' cash management system. Likewise, funds processed by the Debtors on a daily basis in the normal operation of their mortgage servicing business are not considered to be part of the Debtors' cash management system.

                 138. The Debtors' internal mechanisms for handling funds are described above in connection with the description of the Debtors' Accounts. Each of the Debtors' financial operations is maintained, to the greatest extent possible, on separate, stand-alone systems. Intercompany transfers are kept to a minimum, and promptly recorded as intercompany payables and receivables. Additionally, to the extent that one of the Debtors' is required to advance funds to another Debtor or to a non-debtor subsidiary, an intercompany balance is promptly recorded. The Debtors anticipate that intercompany transfers on a postpetition basis will be minimal.

                 139. As noted previously, the Debtors maintain many Custodial Accounts. At times, the Debtors are obligated under the mortgage servicing and pooling agreements to temporarily fund shortfalls in receipts to the Custodial Accounts. These advances are recovered by the Debtors in the normal course of business pursuant to the terms of such servicing and pooling contracts. For example, the Debtors may be required to advance principle and interest payments to investors holding the securities backed by the mortgages served by the Debtors, irrespective of whether the Debtors have actually collected these funds from the mortgagors. These timely payments to investors are required pursuant to servicing contracts, and as noted, such advances are typically recaptured by the Debtors pursuant to the relevant agreements in the ordinary course of their business.

                 140. It is critical for the Debtors to continue to use their existing cash management system. The Debtors' business is both substantial and complex. It is essential to the successful reorganization of the Debtors that there be minimal disruptions to their ordinary affairs. The Debtors require the ability to continue to utilize their cash management system so that they may continue the uninterrupted operation of its business.

                 141. Moreover, these systems are highly automated and computerized and include the necessary accounting controls to enable the Debtors as well as creditors and the Court, to trace funds through the system. Any significant disruption in these systems and any resulting cash crisis would directly threaten the reorganization effort and the viability of the Debtors. The Debtors shall continue to maintain strict records with respect to all transfers of cash so that it may readily account for all transfers.

                 142. Finally, the Debtors seek a period of 40 days to come into compliance with section 345 of the Bankruptcy Code, during which time the Debtors request that they be permitted to continue to hold and deposit funds in accordance with their existing cash management and investment policies. A copy of the Debtors' Investment Guidelines is attached as an exhibit to the Motion.

                 143. Although many of the Debtors' deposits and investments comply with section 345, certain of those deposits and investments may not strictly comply. For example, the Debtors collectively maintain investments totalling approximately $34 million in a money market fund which invests exclusively in government-backed securities and Treasury Bills. Additionally, the Debtors' various operating accounts will often have balances substantially in excess of the $100,000 federally insured cap. Further, as a result of the filing of the Debtors' bankruptcy petitions, the Debtors hold an investment portfolio of approximately $7 million consisting of equity securities and other investments maintained to fund a prepetition executive retirement compensation program through the mechanism of a "Rabbi Trust." These investments likewise do not strictly comply with Section 345(b) and the Debtors require the extension proposed herein to avoid the potential losses associated with a hasty sell-off of these assets.

         Authority to Honor Certain Prepetition Checks

                 144. In the day-to-day operation of their mortgage servicing lending business, the Debtors record mortgage documents and deeds, as well as other documents of legal significance, with recording offices and registries (collectively referred to hereinafter as the "Registries") in various localities and jurisdictions throughout the United States. Typically, the Registries charge a de minimis fee (the "Recording Fees") of between $8 and $100. The Debtors pay the Recording Fees by check.

                 145. In the Debtors' experience, it is common for the Registries to delay weeks or even months before cashing or depositing checks submitted by the Debtors on account of the Recording Fees. As of the Petition Date, the Debtors estimate that approximately 2,000 small pre-petition checks remain outstanding, totalling less than $50,000 in the aggregate.

                 146. The Debtors seek authorization to honor pre-petition checks of less than $100 in amount for several reasons. First, and most importantly, in the event that the checks submitted for recording fees were bounced or returned, the resulting failure to comply with the rules and regulations of the various Registries could place a cloud on the title of third parties for whom the Debtors service mortgages. The liability to potential third parties associated with failure to comply with filing and recording covenants could be significant; the potential loss of public confidence in the certainty of title to real property could be catastrophic.

                 147. Finally, as noted above, the total amount of uncashed pre-petition checks relating to Recording Fees is estimated by the Debtors not to exceed $50,000: this sum represents only a small fraction of the Debtors' total assets. The potential harm of failing to properly record necessary documents in Registries throughout the United

States far outweighs the costs associated with honoring these checks.

         Authority to Pay Sales and Use Taxes

                 148. In preparation for these proceedings, and the related goal of husbanding available cash resources, the Debtors have sold numerous pieces of furniture, equipment and artwork from their Dallas headquarters. In so doing, the Debtors have incurred use taxes and collected sales taxes from their customers on behalf of state and local taxing authorities in the state of Texas for future payment to such taxing authorities (the "Taxing Authorities").

                 149. On the Petition Date, the Debtors held Taxes collected from pre-petition business activities which had not yet been paid to the Taxing Authorities. The Debtors estimate that the total amount of pre-petition Taxes owing to the various Taxing Authorities is less than $13,000. This amount represents a tiny fraction of the Debtors' total assets.

                 150. The Debtors seek authority to pay such pre-petition Taxes to the relevant Taxing Authorities in the ordinary course of their operations, as and when such payments become due.

         Ordinary Course Professionals

                 151. Issues often arise in the course of the Debtors' business in various localities and jurisdictions primarily involving real estate issues and foreclosure litigation relating out of the operation of the Debtors' mortgage lending and servicing business. In order to deal with these matters efficiently, the Debtors customarily retain Ordinary Course Professionals as local counsel on an "as needed" basis to provide their services and represent the Debtors' interests in such jurisdictions and localities.

                 152. Because of the number and geographic diversity of the professionals which are regularly retained by the Debtors, it would be unwieldy and burdensome to both the Debtors and this Court to request each such Ordinary Course Professional to apply separately for approval of their employment and compensation. Instead, the Debtors propose that they be permitted to pay, without formal application to the Court by any Ordinary Course Professional or by the Debtors, one hundred percent (100%) of the interim fees and disbursements to each of the Ordinary Course Professionals upon the submission to the Debtors of an appropriate invoice setting forth in reasonable detail the nature of the services rendered, so long as such payment does not exceed $250,000 per month for all Ordinary Course Professionals or $50,000 per month for any one Ordinary Course Professional. In the event that any Ordinary Course Professional exceeds the monthly maximum set forth above, payment of all of that party's fees will become subject to approval of the Court for that month.

                 153. The Debtors submit that the continued employment and post-petition compensation of the Ordinary Course Professionals is in the best interests of the Debtors' estates, creditors, and other parties in interest. While generally the Ordinary Course Professionals the Debtors have previously engaged wish to represent the Debtors on an ongoing basis, the Debtors expect that many may be unwilling to do so if they are unable to be paid on a regular basis for post-petition services rendered. Moreover, as discussed more fully below, if the expertise and background knowledge of certain of these Ordinary Course Professionals with respect to the particular areas and matters for which they were responsible prior to the Petition Date is lost, the estates will undoubtedly incur additional, unnecessary expenses, as other professionals without such background and expertise will have to be retained and then be paid to do work already performed by the Ordinary Course Professionals. It is thus in the best interests of the Debtors' estates that the Debtors avoid any disruption in the professional services they require in the day-to-day operation of business by continuing to retain and compensate their Ordinary Course Professionals.

                 154. As noted above, the Debtors employ approximately 149 lawyers or firms in connection with the prosecution of foreclosure actions and related legal proceedings. Most of the Ordinary Course Professionals do not hold retainers from the Debtors, and invoice the Debtors in arrears for services rendered, typically on an hourly basis.

                 155. The Debtors' request for authorization to pay the Prepetition Fees outstanding to such Ordinary Course Professional is justified on several grounds. First, the Debtors expect that many of the Ordinary Course Professionals will refuse to perform services for the Debtors on a post-petition basis if their Prepetition Fees remain unpaid. Thus, failure to pay the relatively de minimis Prepetition Fees could require the Debtors to locate and retain substitute counsel and arrange for the transfer of numerous open files to new counsel. The potential for significant disruption to the Debtors' business operations is manifest; the time and energy spent by the Debtors' management on locating substitute counsel would clearly be better spent on managing the Debtors post-petition operations than overseeing myriad foreclosure actions.

                 156. Additionally, the prepetition sums owing to the Ordinary Course Professionals do not exceed $250,000 in the aggregate, or less than $2,000 on average per Ordinary Course Professional. This aggregate amount represents only a small percentage of the Debtors' total assets.

                 157. Payment of Prepetition Fees to each of the Ordinary Course Professionals, if authorized, will be conditioned upon such Professional's commitment to provide post-petition services to the Debtors without interruption. The Debtors reserve the right to recover all sums paid to Ordinary Course Professionals on account of Prepetition Fees in the event that such professionals refuse to provide services to the Debtors on a postpetition basis on terms substantially similar to those pertaining before the Petition Date.

                 158. As a mortgage servicer, LMUSA is responsible for collecting homeowners' monthly mortgage payments, remitting to investors payments of principal and interest, maintaining escrow accounts for the payment of property taxes, hazard insurance, and insurance premiums, and disbursing funds to make these payments when due. LMUSA performs these servicing functions pursuant to servicing agreements, including agreements with the quasi-government agencies that guarantee payments to investors, e.g., FNMA and FHLMC (the "Servicing Agreements").

         Authority to Maintain Custodial Accounts and Forms

                 159. As a mortgage servicer, LMUSA maintains custodial bank accounts it has established with various banks on behalf of homeowners and/or investors through which flow the principal and interest and tax and insurance monies (the "Custodial Accounts"). All of the Custodial Accounts are in the name of LMUSA as custodian.

                 160. The Custodial Accounts maintained by LMUSA fall into four categories:

                          u.      First, LMUSA maintains Custodial Accounts as
custodian for homeowners in which the homeowners' mortgage payments initially are deposited. Most mortgage payments are made by check and are deposited into Custodial Accounts called "lockboxes" maintained by LMUSA at four banks -- Bank One Arizona, Bank of America Chicago, First Interstate Texas, and Bank of America Baltimore (collectively, the "Lockbox Banks"). Some homeowners make their mortgage payments via the Automated Clearing House Network (the "ACH"), an arrangement whereby funds are transferred electronically from the homeowners' personal accounts into Custodial Accounts maintained by LMUSA, on behalf of the homeowners, at Bank One.

                          v.      Second, LMUSA maintains a Custodial Account
at Bank One Dallas which is the central clearing account to which all of the Lockbox Banks transmit the deposits representing mortgage payments they have received from the homeowners (the "Central Clearing Account").8

                          w.      Third, LMUSA maintains numerous Custodial
Accounts at various banks, on behalf of investors, through which remittances of principal and interest are made to the investors (the "Principal and Interest Custodial Accounts") after having been collected from homeowners. The portion of mortgage payments attributable to principal and interest is transmitted from the Central Clearing Account at Bank One into these Principal and Interest Custodial Accounts. The monies are held in the Principal and Interest Custodial Accounts pending remittance to investors. On the date that principal and interest remittances are due, funds





__________________________________

8 LMUSA also maintains a custodial clearing house account at Bank of New York for the processing of payments made on mortgage loans which it is subservicing for CDC Servicing, Inc., another mortgage servicer.

are transmitted to be remitted to the investors via check or wire.

                          x.      Fourth, LMUSA maintains custodial escrow bank
accounts on behalf of the homeowners and investors for the payment of taxes and insurance (the "Tax and Custodial Accounts"). When LMUSA acquires loans for servicing, it deposits into another Custodial Account (the "Acquisition Account") funds paid by homeowners to be used to pay taxes and insurance for the underlying mortgaged properties. Once LMUSA begins servicing the mortgage loans, these funds are transferred to the Tax and Insurance Custodial Accounts. The Tax and Insurance Custodial Accounts also receive from the Central Clearing Account the portion of homeowners' monthly mortgage payments allocable to taxes and insurance. When tax and insurance payments are due to be paid to insurance companies or local property tax authorities, funds are transferred to another Custodial Account on which checks are drawn (the "Disbursement Account"). If LMUSA releases loans to a new servicer, remaining funds allocable to the payment of taxes and insurance are transferred from the Tax and Insurance Custodial Accounts to yet another Custodial Account pending transmittal to the new servicer via check or wire (the "Service Release Account"). The Acquisition Account, the Tax and Insurance Custodial Accounts, the Disbursement Clearing Account and the Service Release Account are all Custodial Accounts maintained by LMUSA on behalf of homeowners and investors.

                 161. The funds contained in the Custodial Accounts are not the property of LMUSA, but rather are held by LMUSA as custodian for homeowners and/or investors. The funds are held by LMUSA as custodian so that LMUSA is able to perform its mortgage servicing functions for those parties.

                 162. In order to continue to operate LMUSA's mortgage servicing business which constitutes the Debtors' core business operations, the Debtors request that:

                 (a) LMUSA be authorized to maintain the Custodial Accounts, in accordance with LMUSA's usual mortgage servicing operations and procedures;

                 (b) LMUSA be authorized to use, in their present form, any documents relating to the Custodial Accounts;

                 (c) all banks providing custodial accounts be authorized and directed to service and administer the Custodial Accounts without interruption, and in the usual and ordinary course, and to receive, process, honor and pay any and all checks and drafts drawn on, or wire instructions or ACH transactions initiated by LMUSA with respect to the Custodial Accounts, whether presented before or after the commencement of these chapter 11 cases for payment by the holders thereof.

         Authority to Pay Certain Prepetition Claims and Continue Performance in the Ordinary Course

                 163. The Debtors also seek authority to pay certain prepetition claims and continue performance in the ordinary course of business in connection with their mortgage servicing operations.

                 164. In connection with servicing a mortgage portfolio that as of June, 1995 aggregated $33.1 billion and included 540,325 loans, LMUSA maintains certain programs and policies with its mortgagors and incurs other expenses necessary to properly service the loans and monitor and administer the mortgage on behalf of its investors.

                 165. From time to time, LMUSA will offer mortgagor's special servicing programs or options such as bi-weekly payment plans and loan modifications for a fee. If a mortgagor who has signed-up for a program or selected an option later decides within a specified period of time to cancel, LMUSA provides the mortgagor with a full refund. LMUSA's average monthly liability for refunds is approximately $15,000. LMUSA seeks authority to continue to honor such refund requests in the ordinary course of business.

                 166. If LMUSA is responsible for paying certain taxes or recording fees from the escrow account on behalf of a mortgagor and LMUSA does not timely make such payments or fails to pay the proper amount, LMUSA is responsible for any penalties and interest imposed by the government authority. It is critical that LMUSA be authorized to pay any outstanding prepetition penalties and interest; otherwise, the mortgagor will be required to pay for LMUSA's error. If the homeowner refuses or is unable to pay the penalties and interest, in many instances, the taxing authority can foreclose on the property which will negatively impact LMUSA's loan run-off rate. In reality, the homeowner is likely to simply offset the amount of the penalty against future mortgage payments and the delay in payment will actually increase the amount of the penalty and LMUSA's liability. LMUSA estimates that its average monthly liability for penalties and interest is approximately $20,000.

                 167. When a prospective homeowner applies for a mortgage, a loan application fee is collected to enable LMUSA to, among other things, process the application, appraise the property and obtain a credit report on the applicant. LMUSA obtains such services from various vendors and is billed periodically. LMUSA seeks authority to pay these vendors any prepetition amounts that may be due, which the Debtor estimates is approximately $60,000. LMUSA cannot process mortgage applications without this information and the cost of these services has already been fronted by the applicant.

                 168. As part of its mortgage servicing operations, LMUSA is required to pay various fees and expenses such as (i) fees for the preparation and recording of lien releases when loans are satisfied, (ii) loan guarantee fees, (iii) pool insurance fees, (iv) off-site document retrieval fees,

(v) document custodian fees, and (vi) other miscellaneous trustee fees incurred in connection with servicing a loan. LMUSA estimates that its average monthly liability with respect to these types of fees is approximately $________. In many instances, the cost of these fees are incorporated in the service fee collected by LMUSA from the homeowner. LMUSA's ability to continue to service loans would be severely impaired if it were not able to pay the outstanding prepetition amounts owed to the various vendors that provide these critical services.

                 169. When a mortgage is added to LMUSA's portfolio, LMUSA contracts with First American Real Estate Tax Service ("FARETS") to monitor and assist with the payment of taxes on the properties. The cost of using FARETS is recovered by LMUSA from the mortgagor as part of the mortgage servicing fee. On average, LMUSA's monthly liability to FARETS is approximately $300,000. Currently, FARETS monitors the tax payments for LMUSA's entire portfolio and the Debtor has determined that using FARETS is far more cost efficient than if LMUSA were to attempt to handle such services directly. The disruption if LMUSA were forced to find another service would be considerable and could lead to substantially increased penalty and interest liabilities for missed tax payments which would be very detrimental to these estates.

                 170. When a mortgagor defaults on a loan, LMUSA contracts with First American Field Services ("FAFS") to immediately inspect the properties to determine the appropriate recourse. FAFS is interfaced with LMUSA's servicing system and provides this crucial service in a timely and cost-efficient manner. It would be extremely disruptive if LMUSA were forced to find another vendor or multiple vendors to replace FAFS and the attendant delays necessary in getting a new inspection company up to speed would have a negative impact on these estates.

                 171. Occasionally, LMUSA makes errors in connection with administering the escrow funds. When an error is discovered by LMUSA or the mortgagor, LMUSA immediately corrects the problem. LMUSA estimates that its average monthly liability to correct such errors is approximately $20,000. LMUSA seeks this Court's authority to correct errors that are discovered in connection with LMUSA's administration of the escrow accounts.

                 172. LMUSA currently collects mortgage payments from over 500,000 homeowners. Mortgage coupons have already been mailed to mortgagors with routing to certain banks and lockboxes. These financial institutions have specialized software that enables them to process the mortgage payments quickly. LMUSA estimates that its outstanding liability to its banks for these lockbox services is approximately $225,000. The Debtor is not aware of any other lockbox service that has the necessary software to replace these institutions and the Debtor would suffer substantial financial losses if these banks refused to process or delayed processing of the mortgage payments.

                 173. The relief described above is necessary because the success and viability of the Debtors' business, and hence of their ability to reorganize, is totally dependent upon the ability to continue to efficiently service their mortgage portfolio. Any delay by LMUSA in honoring its obligations under the agreements described in detail above will severely and irreparably impair the Debtors' ability to do business and might well doom to failure the Debtors' efforts to reorganize at the very outset.

                 174. The value of the Debtors' mortgage portfolio is directly proportional to LMUSA's ability to service that portfolio. If the Debtors' are not able to provide and obtain the services described above, the Debtors' cash flow will suffer and the value of the portfolio will decline substantially.

                 175. If the Debtors fail to pay the prepetition amounts discussed above, in many instances the mortgagor will either have the right to off set those amounts against future mortgage payments or they may simply delay or completely withhold payment of invoices pending a determination of their rights. Obviously, any delay in the receipt of payments from its mortgagors would be devastating to the Debtors' prospects for reorganization.

                                 Conclusion

                 Accordingly, for the reasons stated herein and in each of the first day motions, the Debtors request that the First Day Orders be approved.

                 I declare under penalty of perjury that the foregoing information is true and correct to the best of my knowledge, information and belief.


                                        /s/ ERIC D. BOOTH
                                        Eric D. Booth

                 SWORN to and subscribed before me, a notary public for the state and county aforesaid, this 9th day of October, 1995.


                                        /s/ JUDY T. ANDERSON
                                        Notary Public
                                        My Commission Expires:

                                                JUDY T. ANDERSON
                                        BY PUBLIC, MACOMB COUNTY, MCGHAN
                                             ACTING IN WAYNE COUNTY
                                       COMMISSION EXPRESS OCTOBER 20, 1999

                                                                   EXHIBIT 10.44


                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         This First Amendment to Employment Agreement is dated as of May 23, 1995 and is by and among Carey B. Wickland ("Executive"), Lomas Management, Inc. (the "Company") and Lomas Financial Corporation (the "Parent").

                 WHEREAS, the parties have come to recognize over the course of Executive's employment that the business of the Parent is inextricably linked to the operations of its principal subsidiary, Lomas Mortgage USA, Inc. ("LMUSA"); and

                 WHEREAS, the parties have come to recognize over the same period that the greatest portion of Executive's time and effort must be devoted to LMUSA if the Parent is to preserve its value to its shareholders; and

                 WHEREAS, the parties wish to formalize the contractual relationship between LMUSA and Executive;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                 1. Position. In addition to serving as President and Chief Operating Officer of the Company, Executive shall serve as Senior Vice President of LMUSA and shall have such duties and responsibilities with regard to LMUSA as are consistent with those of a senior vice president. Executive shall devote such time as is necessary to the performance of his duties for LMUSA. Section 2 of the Employment Agreement effective as of April 1, 1993 (the "Employment Agreement") is amended accordingly.

                 2. Termination. Executive's term of employment with LMUSA shall be co-terminus with his employment with the Company subject to the terms of the Employment Agreement. Executive's employment with LMUSA may only be terminated concurrently with his employment with the Company as provided in Sections 7 and 8 of the Employment Agreement.

                 3. Specific Amendments. Section 8 of the Employment Agreement is hereby amended by adding a Subsection 8(h) thereto to read as follows:

                 (h) Notwithstanding any other provisions of this Section 8, if the Executive's employment shall be terminated for any reason other than Cause, the Executive shall be entitled to receive after the Determination Period three months of continued health care coverage in the Executive's current health care plan at the Executive's current enrolled level of coverage (i.e., individual or family coverage) at the Company's sole expense, plus coverage thereafter at the Executive's current coverage at the Executive's sole expense (the Executive's expense to be calculated at the total prevailing monthly premium [employee plus employer costs] as of the annual plan renewal date each year), such coverage to continue until the date of the first to occur of (a) the Executive's eligibility for other employer-sponsored health coverage, (b) the Executive's eligibility for Medicare, (c) the Executive's 65th birthday or (d) the end of the 60th month after the Determination Period.

                 4. Indemnification. Executive shall enjoy the same duty of indemnification from LMUSA as he enjoys from the Company and the Parent for the performance of Executive's duties on behalf of LMUSA.

                 5. Joint and Several Liability. The liability of LMUSA and the Company for payment of the salary, bonus, benefits and other perquisites due Executive under the Employment Agreement shall be joint and several, without requirement to apportion between LMUSA and the Company the relative time and effort spent on behalf of each by Executive.

                 6. Relation Back. This First Amendment to Employment Agreement relates back to the execution of the Employment Agreement such that LMUSA assumes joint and several liability for all of the Company's and the Parent's duties and obligations to Executive from and after that date to and including the present and ratifies all agreements and understandings between the Executive and the Company and/or the Parent.

                 7. Execution by LMUSA. LMUSA joins in the execution of this First Amendment to Employment Agreement, although not originally a party to the Employment Agreement, for the purpose of acknowledging the terms of this First Amendment to Employment Agreement and to signify that it is contractually bound by the terms hereof.

                 IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date written above.


LOMAS MANAGEMENT, INC.



By: /s/ ERIC D. BOOTH
   -----------------------------------------

Its: Chief Executive Officer
    ----------------------------------------


LOMAS FINANCIAL CORPORATION



By: /s/ ERIC D. BOOTH
   -----------------------------------------

Its: President & Chief Executive Officer
    ----------------------------------------

LOMAS MORTGAGE USA, INC.



By: /s/ ERIC D. BOOTH
   -----------------------------------------

Its: Chairman & Chief Executive Officer
    ----------------------------------------





         /s/ CAREY B. WICKLAND
--------------------------------------------
             Carey B. Wickland





                                      -3-